Exhibit 16.1


March 26, 2002


The Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re: Laidlaw Global Corporation (the "Company")
             File No. 33-37203-D

Dear Sir or Madam:

We have read the disclosure in the Form 8-K filed by the Company on March 11, 2002. In general, we agree with the statements in the Company's Form 8-K, though we do not believe them to be complete. The Company's disclosure should be supplemented to indicate that we determined we could no longer rely on the representations of management, and were unwilling to be associated with financial statements prepared by management. The events giving rise to our determination are set forth below.

The Company provided conflicting documentary evidence of actions concerning the repricing and purported cancellation of certain options. Until December 2001, management had repeatedly represented, both orally and in written management representation letters, that the Company's options were issued and outstanding. Conforming disclosure appeared in the financial statements and elsewhere in public reports. In addition, we were provided with copies of board minutes that described two occasions where the Company's Board had unanimously agreed to reprice the Company's options. In response to later inquiries, and contrary to management representations prior to that time, we were then, in December 2001, shown documents indicating that the options had been canceled prior to the repricing votes, and then re-issued six months later, after the repricing votes. The accounting is materially different depending upon which set of representations is correct. The repricing, as represented initially to us, would have required the Company to recognize an expense in a material amount on its financial statements for the period ended December 31, 2001; the cancellation and re-issuance of the options after six months, as later represented to us by the Company, would not have resulted in such an expense.

At the very least, the Company withheld material information from its auditors. We were not notified of the purported April and October meetings of the Company's Stock Option Committee until mid-December 2001. This was the first time anyone at the Company advised us of any purported option cancellation. Although we had received repeated oral and written representations that all minutes, including minutes of any committees of the Board had been provided to us, in December we were shown minutes of the Stock Option Committee meetings that purportedly took place in April and October 2001: the minutes of the April Committee meeting reflect action to cancel the options, while the October meeting minutes reflect their re-issuance. At no time during the April through early December time period did the Company inform us of these actions, although we repeatedly discussed the outstanding options with management, and their appropriate treatment in the Company's financial statements. We believe that at minimum the Company's internal controls were materially deficient with respect to reporting corporate actions accurately.

In the course of our efforts to discharge our responsibilities after learning of the matters above, the Company's Chairman provided threatening communications that impaired our independence. On December 30, 2001, the Chairman of the Company sent an e-mail to the audit engagement partner complaining about the timeliness of our work and our unwillingness to accede to his conclusion that no wrongdoing had taken place. In that communication he referred to seeking "relief in Court by the shareholders or the Company." We viewed this communication as a potential threat to our independence, and told the Company that we would not be able to continue as their auditors until we had addressed whether the Chairman's remarks put us in an adverse position with respect to the Company. We further advised the Company that we would not be willing to address that threat to our independence until we had a resolution of the facts giving rise to our notification to the chairman of the audit committee and the Company's outside counsel regarding potential illegal acts. As the latter issue was not adequately resolved prior to our resignation, the issue of whether our independence had been impaired became moot.


Very truly yours,


/s/ Grant Thornton LLP